Exhibit 99.2

Investment

Corporation

AAMES INVESTMENT CORPORATION

ANNOUNCES PRIVATE PLACEMENT OF 5 MILLION SHARES

OF COMMON STOCK

Los Angeles, California, November 2, 2004 – Aames Investment Corporation (NYSE: AIC), a mortgage real estate investment trust, today announced that it has agreed to sell 5 million shares of its common stock to Friedman, Billings, Ramsey Group, Inc. in a private placement transaction at a price of $8.50 per share, less certain discounts, for aggregate proceeds of approximately $39.5 million. The private placement is expected to close concurrently with the closing of Aames Investment’s previously announced $297.5 million initial public offering.

The common stock in this private placement, when issued, will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from those registration requirements. Aames Investment has agreed to file a registration covering the resale of the shares of common stock acquired by the investor. This communication does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Aames Investment

Aames Investment Corporation is a mortgage real estate investment trust, providing first and second mortgage products to sub-prime borrowers nationwide through its operating subsidiary, Aames Financial Corporation, a 50-year old sub-prime lender. Aames Investment is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about Aames Investment, please visit www.aames.net.

Safe Harbor Regarding Forward-Looking Statements

From time to time the company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Aames

Investment notes that a variety of factors could cause their actual results and experiences to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of Aames Investment’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida, New York and Texas; extensive government regulation; concentrated ownership of the company by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. In addition, Aames Investment cannot guarantee compliance with the federal tax requirements applicable to REITs or Aames Investment’s effective operation within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties, see the registration statement on Form S-11 filed with the SEC, including the prospectus contained therein, relating to the initial public offering of Aames Investment’s common stock.